SCHARF INVESTMENTS, LLC

STATEMENT OF POLICIES AND PROCEDURES

June 2021

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J.	Exchange Act Section 16(b) Short-Swing Profit Rule	80

K.	State Investment Adviser and Investment Adviser Representative Registration and Filing Requirements	81

L.	Senior Investors	81

M.	Whistleblower Procedures	82

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EXHIBITS
Exhibit A	BUSINESS CONTINUITY PLAN
Exhibit B	CERTIFICATE OF RECEIPT
Exhibit C	SECURITIES ACCOUNT DISCLOSURE FORM
Exhibit C.1	LIST OF SECURITIES AND COMMODITIES ACCOUNTS
Exhibit C.2	INITIAL & ANNUAL EMPLOYEE HOLDINGS REPORT(s)
Exhibit D	CERTIFICATE OF COMPLIANCE
Exhibit E	PERSONAL SECURITIES TRADING REQUEST FORM
Exhibit F	EMPLOYEE QUESTIONNAIRE

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INTRODUCTION

This Statement of Policies and Procedures (“Statement”) addresses the responsibilities of the employees of Scharf Investments, LLC concerning applicable regulatory, compliance and operational issues. The Statement does not attempt to describe every requirement relating to these activities, but summarizes some of those issues and establishes general policies and procedures that apply to all Employees.

The Firm and its Employees have a fiduciary duty to the Firm’s clients and are required to maintain the highest ethical standards and to comply with all applicable federal and state securities laws. The interests of advisory clients must be placed first at all times. Employees must report any violations of this Statement promptly to the Chief Compliance Officer (“CCO”).

If you violate any provision contained in this Statement, you may be subject to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, disgorgement of profits, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion, suspension or termination of employment, or other sanctions, whether or not the violation also constitutes a violation of law. Furthermore, the Firm may initiate or cooperate in civil or criminal proceedings against any Employee relating to or arising from any such violation.

Nothing in this Statement should be construed as preventing any Employee from providing information relating to potential misconduct to the SEC or any other applicable governmental agency.

This Introduction and Parts I, II and III of this Statement (“Personal Securities Transactions,” “Code of Employee Conduct” and “Insider Trading”) constitute the Firm’s Code of Ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), and in compliance with Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”.

A. General Procedures. The Firm will provide each Employee with a copy of this Statement and any amendments on an annual basis. When each Employee receives this Statement, he or she must sign a Certificate of Receipt, in the form attached as Exhibit B. The Certificate acknowledges that the Employee has received and understands this Statement (as amended) and includes the Employee’s agreement to comply with it. At the same time, each new Employee also must complete an Employee Questionnaire in the form attached as Exhibit F. Thereafter, each Employee immediately must notify the CCO if any of the information in his or her Employee Questionnaire becomes inaccurate in any respect.

B. Employee Reports. Each Employee shall be responsible for the continuous reporting of its Personal Securities Transactions, as detailed below under Part I. This and other related reporting can be captured on the forms attached as Exhibits C through E.

C. Chief Compliance Officer. Employees who have questions about this Statement should contact Jason Marcus (or Jason Marcus’s designated substitute or successor) (the “CCO”). The CCO is competent and knowledgeable regarding the Advisers Act and has full responsibility and authority to enforce and further develop this Statement.

D. Mandatory Reporting of Violations. Employees must report promptly any violation of this Statement to the CCO. Reports may be anonymous. Neither the Firm nor any Employee may retaliate against anyone who makes such a report. Any such retaliation is grounds for discipline or sanction, including immediate dismissal.

E. Annual Review. The Firm’s board of directors, managers or general partner, its executive officers and the CCO review this Statement annually to determine its adequacy and the effectiveness of its implementation. The review considers any compliance matters that arose during the previous year, any changes in the Firm’s or its affiliates’ activities and any changes in the Advisers Act or applicable regulations. The Firm may conduct interim reviews to respond to significant compliance events, changes in business arrangements and regulatory developments.

Reviews of the policies and procedures described in Part I regarding personal securities transactions should: (1) assess whether Employees followed the required internal procedures, such as pre-approval, and compare the personal trading to any restricted lists; (2) assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Client Accounts and, if so, whether the Client Accounts are receiving terms as favorable as the Employee takes for himself or herself; (3) periodically analyze the Employee’s trading for patterns that may indicate abuse, including market timing; (4) investigate any substantial disparities between the quality of performance the Employee achieves for his or her own account and that he or she achieves for Client Accounts; and (5) investigate any substantial disparities between the percentage of trades that are profitable when the Employee trades for his or her own account and the percentage of trades that are profitable when he or she places trades for Client Accounts.

F. Recordkeeping. The Firm shall maintain such records as required under Section 17j-1 of the Investment Company Act, and as detailed herein under “Recordkeeping Requirements” of Part IV of this Statement.

G. Definitions. To make it easier to review and understand these policies and procedures, some terms are defined below:

“Access Person” means any Employee of the Firm (as that term is defined herein).

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend investment plan.

“Beneficial Ownership” of a security by a person means the person:

a) Directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (a) any pecuniary, financial or other interest in such security, (b) voting power, which includes the power to vote, or to direct the voting of, such security, or (c) investment power, which includes the power to dispose, or to direct the disposition, of such security; or

b) Provides any investment advice regarding such security; or

c) Has the right to acquire such security within sixty days, through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the exercise of the power to revoke a trust, discretionary account or similar arrangement, (d) the automatic termination of a trust, discretionary account or similar arrangement, or (e) any other means; or

d) Directly or indirectly creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of Beneficial Ownership of such security or preventing the vesting of such Beneficial Ownership as part of a plan or scheme to evade reporting requirements of the Exchange Act. For example, a federal court has held that a party to a cash-settled total return swap (a “swap” being an agreement to “exchange cash flows on two financial instruments over a specific period of time”) was deemed to be a “beneficial owner” of the underlying securities, even though the party had no pecuniary, financial or other interest in or right to acquire, vote or dispose of the underlying securities. Because a party to a swap or other derivative may have Beneficial Ownership of the underlying securities, the facts and circumstances should be fully disclosed to the CCO to determine whether the Firm may have Beneficial Ownership of the underlying securities.

“Chief Compliance Officer (CCO)” means Jason Marcus (or his or her designated substitute or successor).

“Client Account” means any client as to which or for whom the Firm provides investment advisory services. This includes registered investment companies for which the Firm serves as investment adviser. Consistent with this definition, “Client Account” includes a proprietary investment or trading account maintained by the Firm or its Employees or their Family Members if the Firm acts as the investment adviser to that account. If the Firm does not act as such, then that account is a Proprietary Account.

“Covered Associate” means the Firm’s (a) general partner, managing member or executive officer, or other individual with a similar status or function; (b) any Employee who solicits a Government Entity for the Firm, (c) any person who supervises, directly or indirectly, any such Employee; or (d) any political action committee controlled by the Firm or by any of its Covered Associates.

“Discretionary Account” means any Client Account that has granted the Firm (a) discretionary proxy voting authority, or (b) discretionary investment authority without expressly retaining proxy voting authority.

“Employee” means each person who is an employee, officer or manager of the Firm (except any person specifically excluded by the CCO), and any other person whom the CCO notifies will be subject to this Statement (including, for example, the Firm’s independent service providers (such as information technology personnel or other frequent service providers with access to the Firm’s trading and client information)) or any Covered Associates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Members” of an Employee, means his or her spouse, minor children and any relative or other person living with him or her (regardless of family relationship or marital status) and any other person to whom he or she contributes support.

“Firm” means Scharf Investments, LLC and each of its affiliates that is engaged in the business of providing investment advisory services.

“Government Entity” means any state or local government, any of its agencies or instrumentalities, or any public pension plan or other collective government fund, including any participant-directed plan such as a 403(b), 457 or 529 plan.

“Insider” means (except for purposes of Part III (Insider Trading)), any person who directly or indirectly has Beneficial Ownership of more than 10% of any class of equity securities registered under the Exchange Act, or who is an officer or director of an issuer with a class so registered. “Insider” for purposes of Part III is defined therein.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Fund” means a registered investment company (i.e., a mutual fund) for which the Firm acts as investment sub-adviser.

“IPO” means initial public offering.

“Non-Discretionary Account” means any Client Account that (a) has granted the Firm discretionary investment authority but has expressly retained proxy voting authority, or (b) has not granted the Firm either discretionary investment authority or discretionary proxy voting authority.

“Proprietary Account” means (1) a brokerage, investment or trading account held in the name of an Employee or any of his or her Family Members, or of which that Employee or any of his or her Family Members has Beneficial Ownership, or (2) a proprietary investment or trading account maintained for the Firm or its Employees, except that the term “Proprietary Account” does not include any such account to which the Firm serves as investment adviser.

“Regulated Persons” means certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in pay-to-play practices and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

“Retail Investor” means a natural person, or the legal representative of such natural person, who seeks to receive or receives investment services primarily for personal, family or household purposes.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means, except as otherwise noted, any investment instrument commonly viewed as a security, including any common stock, option, warrant, right to acquire securities or convertible instrument, as well as any exchange-traded fund, commodity futures contract, commodity option, swap or other derivative instrument, whether issued in a public or private offering. For purposes of Part I (except Parts I.A.8, I.C., I.D., I.E. and I.G.), the term “security” has the same meaning as “covered security,” as such term is defined in Rule 17j-1. Under Rule 17j-1, the following instruments are not included in the definition of covered security:

•	Direct obligations of the U.S. government

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

•	Shares of open-end funds other than an Investment Fund

“Statement” means this Statement of Policies and Procedures.

“U.S.” means the United States of America.

PART I.

PERSONAL SECURITIES TRANSACTIONS

A.	Personal Trading Accounts and Reports.

a) Overview

Upon becoming an Employee, such Employee must disclose on an Initial Holdings Report in the form attached as Exhibit C.2, all of his or her, and his or her Family Members’, Proprietary Accounts and list all securities in which the Employee or any of his or her Family Members has any Beneficial Ownership. The Employee must also obtain on a Personal Securities Trading Request in the form attached as Exhibit E, prior approval of all securities transactions in Proprietary Accounts from the CCO.

Quarterly, each Employee must sign a Certificate of Compliance, in the form attached as Exhibit D, certifying that he or she has complied in all respects with this Statement and updating any information that is not current or complete. A signed certificate is due within 30 days of the end of the calendar quarter.

Annually, each Employee must submit an Annual Holdings Report in the form attached as Exhibit C.2 (with such information current as of a date no more than 45 days before the report is submitted).

b) Initial Holdings Reports. No later than 10 days after becoming an Employee, such Employee must identify to the CCO all of the Employee’s and the Employee’s Family Members’ Proprietary Accounts, and must provide to the Firm an Initial Holdings Report disclosing the title, type, number of shares and principal amount (as applicable), and the exchange ticker symbol or CUSIP number (as applicable) of each security for which the Employee or the Employee’s Family Members have Beneficial Ownership, whether or not in a Proprietary Account, as of a date not more than 45 days prior to the date the person became an Employee; in addition to the name of the broker, dealer or bank with whom the Employee maintains an account in which only securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee. This obligation may also be satisfied for each Proprietary Account by attaching brokerage statements of that account current as of not more than forty-five days prior to the date the person became an Employee. Note that per the definition of security, the Initial Holdings Report need not disclose (a) shares of open-end investment companies registered under the Investment Company Act (mutual funds) that are not affiliated with the Firm (but disclosure of Investment Funds, closed-end funds and exchange-traded funds is required), (b) securities issued by the government of the U.S., (c) money market instruments (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and (d) other high-quality short-term debt instruments) and shares of money market funds.

c) Quarterly Reports. No later than 30 days after the end of a calendar quarter, each Employee must submit a Quarterly Transaction Report, providing: (a) the date of each transaction during the calendar quarter, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the security at which the transaction was effected; and (d) the name of the broker, dealer or bank with or through which the transaction was effected. This obligation may also be satisfied for each Proprietary Account by each Employee arranging for duplicate copies of all trade confirmations and brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO. All trade confirmations and brokerage statements for a calendar quarter must be received by the Firm not later than 30 days following the end of the calendar quarter. Such trade confirmations and brokerage statements must identify the information detailed above. In the alternative, Employees may close all Proprietary Accounts and trade only through a Proprietary Account at the Firm’s primary broker if the Employee authorizes the primary broker to provide such information to the Firm.

d) Quarterly/Annual Certifications. No later than 30 days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has read and complied with this Statement and give the Firm a report disclosing all securities in which the Employee and the Employee’s Family Members have any Beneficial Ownership and complete information regarding each Proprietary Account where such securities are held, including all transactions during the calendar quarter. Alternatively, the Employee may certify that all such information is in the account statements and confirmations provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete, including all transactions during the calendar quarter. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to use for this purpose is attached as Exhibit D.

e) Annual Holdings Reports. Thereafter, each Employee is required to submit an Annual Holdings Report containing the information detailed in the Initial Holdings Report as described above, no later than 45 days after year-end.

The form of Initial Holdings and Annual Holdings Report is attached as Exhibit C.2.

f) New Accounts. Thereafter, each Employee must advise the CCO and receive authorization before opening any new Proprietary Account and must report the identify the broker, dealer or bank, the date the Proprietary Account was established and date of the report within 30 days following the end of the quarter in which the Proprietary Account was established.

g) Exceptions from Reporting. An Employee need not made a report with respect to: (a) transactions in a security held in any account over which the Employee has no direct or indirect influence or control, (b) transactions effected pursuant to an Automatic Investment Plan; and (c) transactions for which a report would duplicate information contained in the brokerage statements submitted to the CCO.

Notwithstanding the above, an Employee need not make a report to the extent the information in the report would duplicate information required to be recorded under Rule 204-2(a)(13) of the Investment Advisers Act.

h) Miscellaneous.

(a) Each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

(b) For each securities trade by an Employee for which a confirmation is not available or that is not carried out through a brokerage account, such as a private securities transaction, the Employee is responsible for promptly providing the CCO with a written statement of the date, security, nature of the transaction, price, parties and brokers involved in such trade.

(c) Before arranging a personal loan with a broker, bank or other financial institution that will be collateralized by securities in a Proprietary Account, an Employee or other borrower must obtain the approval of the CCO.

i) Review of Reports. [Alternate compliance personnel] in coordination with Brian A. Krawez (the “CCO’s Substitute”) are responsible for reviewing the personal trading accounts and reports of the CCO.

B. Personal Trading Approvals.

No securities transactions for Proprietary Accounts may be effected without the prior written approval of the CCO. However, “Proprietary Account” does not include any account of an Employee or Family Member to which the Firm serves as investment adviser, and therefore does not require pre-approval. Any transaction may be cancelled at the end of the day by the CCO or allocated to a Client Account at the CCO’s discretion. See below for the policy concerning IPOs and limited offerings (private placements). The CCO must obtain the prior written approval of Brian A. Krawez (the “CCO’s Substitute”) before effecting any transactions in the CCO’s own Proprietary Accounts. The form of Personal Securities Trading Request is attached as Exhibit E. The CCO or the CCO’s Substitute will notify the Employee promptly of approval or denial of clearance to trade. If an Employee receives approval to trade a security, he or she must complete that trade on the same business day as that approval. If the trade is not made on that day, the Employee must request approval again.

To prevent short-term trading in any Proprietary Accounts, an Employee is required to hold individual securities in a Proprietary Account for a period of no less than 20 days. In addition, an Employee may not engage in short-term trading of Investment Fund shares if such trading would be in violation of the Investment Fund’s short-term redemption fee policies.

When an Employee recommends purchasing or selling a security for a Client Account, the Employee must disclose to the CCO if any of the Employee’s Proprietary Accounts then holds a position in that security.

The CCO or the CCO’s Substitute is responsible for collecting and maintaining the record of personal trading approvals. Employee trades during each quarter will be reviewed and compared to Personal Securities Trading Requests.

C. Review of Personal Trading Information.

The Firm will review all confirmations, statements and other information to monitor compliance with this Statement. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper. Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D. Client Priority.

Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

a) Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account and, if they are appropriate, without equitably allocating the investment to Client Accounts first, based on such considerations as available capital and current positions, and then to Proprietary Accounts;

b) Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

c) Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

d) Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

E. Front Running.

Without the prior written approval of the CCO, no Employee may execute a transaction in a security for a Proprietary Account if the Employee is aware or should be aware that an order for a Client Account for the same security, same way, remains unexecuted or the Firm is considering same-way trades in the security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying security for a Client Account (“inter-market front running”) are subject to the same restrictions.

F. Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

G. Private Placements and Initial Public Offerings.

Neither an Employee nor any of his or her Family Members may acquire Beneficial Ownership of any security in a private placement or IPO without the prior approval of the CCO. The form of Personal Securities Trading Request is attached as Exhibit E. The CCO or the CCO’s Substitute will promptly notify the Employee of approval or denial of clearance to trade. If an Employee receives approval to trade a security he or she must complete that trade within 24 hours after receiving that approval, unless otherwise specified by the CCO on the Personal Securities Trading Request.

H. Securities Held or to be Acquired by an Investment Fund.

If the Firm advises an Investment Fund, no Employee shall:

a. Employ any device, scheme or artifice to defraud the Investment Fund;

b. Make any untrue statement of a material fact to the Investment Fund or omits to state a material fact necessary in order to make the statements made to the Investment Fund, in light of the circumstances under which they are made, not misleading;

c. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Investment Fund; or

d. Engage in any manipulative practice with respect to the Investment Fund, in connection with the purchase or sale, directly or indirectly, by the Employee of a security (or any option to purchase or sell, and any security convertible into or exchangeable for, the security) that within the most recent 15 days is or had been held by the Investment Fund or is being or has been considered for purchase by the Investment Fund.

I. Report to Fund Board Regarding Code of Ethics.

If the Firm advises an Investment Fund, on a quarterly basis the Firm shall furnish to the Investment Fund’s board of directors a written report that: (a) describes any issues arising under this Code of Ethics or related procedures since the last such report to the board of directors, including, but not limited to, information about material violations of the Code or related procedures and sanctions imposed in response to the material violations; and (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Employees from violating the Code.

PART II.

CODE OF EMPLOYEE CONDUCT

A. Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee’s activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO. Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Statement. The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO. Employees shall not serve as a director or member of an advisory board of a company that is held as an investment in Firm portfolios.

B. Conflicts of Interest.

It is a violation of an Employee’s duty of loyalty to the Firm for that Employee, without the prior written consent of the CCO, to:

a) Rebate, directly or indirectly, to any person or entity any compensation received from the Firm;

b) Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part II.I below regarding permissible gifts where no such quid pro quo relationship exists); or

c) Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

All Firm employees are required to disclose any outside affiliations or relationships as part of the Code of Ethics. If relevant, those affiliated parties are coded into the Firm’s Rules Manager Compliance application so that there are no transactions in/ with those parties. Any affiliated parties as they relate to the Funds are provided by the relevant parties (legal, admin, etc.) and are also entered into the Firm’s compliance systems for monitoring and oversight.

Because conflicts of interest can occur in a multitude of different situations, it is not possible to identify each particular scenario that might result in a conflict; nor to establish a complete set of “do’s and don’ts”. Employees must exercise their judgment as to matters that may create conflicts. Because conflicts are often judged with the benefit of hindsight and in an adversarial context (as when questioned by a regulator or during the course of litigation), Employees are urged to liberally construe conflict situations and disclose those situations.

If an Employee believes a situation exists which may result in the creation of conflicts of interest or might lead to an “appearance” of impropriety, he or she should disclose all relevant information to the CCO who will review and escalate as deemed necessary.

C. Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Fund, or any Client Account to clients, prospective clients Investors or prospective Investors and regulatory authorities are accurate. The CCO supervises the appropriate Employees and, if the CCO deems appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to clients, potential clients, Investors or prospective Investors published prior performance and advertisements.

D. The CAN-SPAM Act of 2003.

The Firm typically does not send any “unsolicited commercial emails.” An unsolicited commercial email is any email message to anyone who is not an existing client or a prospective client who has requested the information being sent, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service. The following should be included in any such email messages (unless the reports are distributed solely to the Firm’s current clients and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation. If you do not desire to receive further emails from Scharf Investments, LLC, please reply to this email and ask to be removed from our mailing list.

Scharf Investments, LLC

16450 Los Gatos Blvd, Suite 207

Los Gatos, CA 95032

(831) 429-6513

E. Protection of Client Assets.

a) Receipt of Client Funds or Securities. No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason. Any checks or securities certificates received directly from Clients by Employees are to be immediately catalogued and forwarded to the relevant qualified custodian for deposit. An annual log of the receipt of Client Assets or Securities is maintained by staff and reviewed by the CCO.

Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO. Any Employee who accidentally receives client assets (such as a check made out directly to the Firm) should immediately (and in any event within three business days) return such assets to the person from whom they came.

b) Acting to Obtain Client Custody. Without the advance approval of the CCO, an Employee may not act in any capacity that would cause the Firm to be deemed to have custody of a Client Account. Prohibited activities include:

a. Obtaining web access to a Client Account that permits the Firm make any withdraws or transfers, (other than transfers to another qualified custodian account in the exact same Client Account’s name),

b. Making any address changes (without an automatic notice of the address change sent directly by the custodian to the client),

c. Acting as a personal custodian or trustee for a client or client’s trust,

d. Obtaining any power of attorney or account signatory authority of a client’s account or assets,

e. Entering into any business transaction jointly with a client,

f. Maintaining any standing letter of authorization from a client instructing for the transfer of funds.

c) Deemed Custody of Scharf 401(k) Plan. The Firm is deemed to have custody because Brian Krawez is the trustee of that Plan, although that Plan is not a client Account. Accordingly, the Firm has adopted the following additional policies and procedures with respect to that Plan:

a. Account Statements to Plan Participants. The Firm has confirmed with the Plan’s administrator that each Plan Participant receives from the Administrator, an account statement, at least quarterly, identifying the amount of funds and each security in the Participant’s Plan at the end of the period and setting forth all transactions in Participant’s Plan during that period.

b. Independent Verification. The Firm has engaged an independent accountant to engage in a surprise inspection with respect to the Plan. The CCO maintains the Engagement Agreement that complies with SEC Rule 206(4)-2(a)(4).

c. Additional Procedures. The Firm has also adopted the following additional procedures with respect to the Plan: (i) the Plan Administrator makes all Plan withdrawals that are approved by Mr. Krawez, (ii) on a quarterly basis, the CCO reviews each Plan withdrawal to ensure there have not been unauthorized withdrawals.

F. Confidentiality, Proprietary Data and Privacy of Customer Personal Information (Privacy Policy)—Cybersecurity.

Regulation S-P (“Reg S-P”) requires SEC-registered investment advisers to adopt and implement policies and procedures that are reasonably designed to protect the confidentiality of nonpublic personal records. Corresponding Federal Trade Commission (“FTC”) rules impose the same requirement on all other investment advisers. Reg S-P applies to “consumer” records, meaning records regarding individuals, families, or households. Reg S-P does not explicitly apply to the records of companies, investors in a private fund, or individuals acting in a business capacity, but corresponding FTC rules may impose similar disclosure and safeguarding obligations. The Firm is committed to protecting the confidentiality of all non-public identifying and personal financial information regarding its clients, Investors, prospects, and Employees (“Nonpublic Personal Information”).

Reg S-P and FTC rules require the Firm and the Investment Funds provide Investors and clients with notices describing their privacy policies and procedures. These privacy notices must be delivered to all new clients upon inception of an advisory relationship and Investors at the time they invest in an Investment Fund, and at least annually thereafter. Reg S-P and the FTC rules do not require the distribution of privacy notices to companies or to individuals acting in a business capacity, but the Firm provides initial and annual privacy notices to all clients and Investors as a best practice. The Firm’s privacy notice can be found within Form ADV2 and the Investment Funds Prospectus is inclusive of a separate privacy notice.

The Massachusetts Office of Consumer Affairs and Business Regulation requires that persons who “own or license personal information about a resident of the Commonwealth” comply with strict requirements to safeguard such personal information, as promulgated under 201 CMR 17.00. The Firm has reviewed the requirements, and the policies defined below comply and are considered part of the Written Information Security Program Massachusetts requires.

a) Proprietary Data; Confidentiality. Any information regarding advice that the Firm furnishes to Client Accounts, the Firm’s recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including the Nonpublic Personal Information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business, or as approved by the CCO. Employees may not disclose the identity, affairs or investments, or other Nonpublic Personal Information, of any current, potential or former client or Investor to anyone outside of the Firm, except as may have been authorized by the client or Investor or as may be required in servicing the client or Investor (such as disclosure to a brokerage firm at which Client Account assets are held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers or as required by law). Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm’s sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions. This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment. Notwithstanding the foregoing, nothing in this paragraph or elsewhere in this Statement or in any agreement between an Employee and the Firm prohibits Employees from reporting possible violations of federal laws or regulations to the SEC or any other government agency or making other disclosures that are protected under federal whistleblower laws and regulations, without notifying or obtaining approval from the CCO, and Employees will not be subject to discipline or sanctions by the Firm for making any such reports or disclosures.

b) Privacy of Customer Personal Information – Information Security Program. It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts and potential and former Client Accounts, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a. The CCO. The Firm has designated the CCO to coordinate its information security program. The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account information.

b. Identifying Internal and External Risks to Customer Information. The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm’s information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks. The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c. Information Safeguards.

To protect the confidentiality of the Nonpublic Personal Information and the Firm’s other confidential and proprietary information, Employees should take the following additional security precautions:

a)

Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm’s offices or systems without the prior consent of the CCO. Any physical information removed from the Firm’s offices or downloaded from the Firm’s systems or any information printed and kept at home (such as research files) must be returned to the Firm. All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding. (No document may be destroyed if the Firm is required to keep it – as further described in Part VIII below.) Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

b)

All local computer drives and the Firm’s servers which contain confidential and proprietary information are only accessible by the use of strong passwords and two-layer authentication (strong password and text message to personal device). Backup records and archived data are always stored in a secure manner. Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information. For example, the Firm may use password-activated screen savers to lock computers or portal access which contains confidential or proprietary information after a period of inactivity. At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer or portal.

c)

If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm’s offices, such as to a service provider, an Employee’s residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

d)

Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons. Secure email messaging is to be used for correspondence containing confidential client account numbers and social security numbers.

e)

Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

f)

All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

d. Oversight of Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties. If this occurs, the Firm will oversee these service providers by (i) using reasonable efforts to include in the relevant agreements provisions protecting confidential information to the extent required by law and (ii) taking reasonable steps to select and retain service providers that are capable of maintaining appropriate safeguards for confidential information. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

e. Responding to Privacy Breaches. Identity theft, breaches of privacy and data security and cybercrimes are an increasing threat to many businesses, and the Firm understands the importance of responding appropriately to a privacy breach. If any Employee becomes aware of an actual or suspected privacy breach, including but not limited to any improper disclosure of Nonpublic Personal Information, that Employee must promptly notify the CCO. Because most states require prompt specific notification to affected individuals of such a breach involving Nonpublic Personal Information, the Firm must investigate an actual or suspected breach that may involve Nonpublic Personal Information as quickly as possible and discuss the issue with legal counsel. The Firms’ investigation and response will include the following, as appropriate: (i)To the extent possible, identify the information that was disclosed and the improper recipients; (ii) Take any actions necessary to prevent further improper disclosures; (iii) Take any actions necessary to reduce the potential harm from improper disclosures that have already occurred; (iv) Consider discussing the issue with regulatory authorities and/or law enforcement officials; (v) Evaluate the need to notify affected Investors, make any such notifications and submit sample notification forms to state and federal government agencies as required by law; (vi) Collect, prepare, and retain documentation associated with the inadvertent disclosure and the Firm’s response(s); and (vii) Evaluate the need for changes to the Firm’s privacy protection policies and procedures in light of the breach.

f. Discarding Information. Employees may only discard or destroy Nonpublic Personal Information in accordance with instructions from the CCO. Employees are reminded that electronic and hard copy media containing Nonpublic Personal Information must be destroyed or permanently erased so that the information cannot be reconstructed before being discarded. Devices such as scanner and photocopiers that save electronic copies of information must be erased before their disposal.

G. Identity Theft Program.

In accordance with sections 615(e)(1)(A) and (B) of the Fair Credit Reporting Act of 1970, as amended, the SEC adopted identity theft guidelines (the “Identity Theft Rule”) that require that certain SEC registered investment advisers (“Covered Advisers”) that offer or maintain particular types of accounts that are more susceptible to identity theft (“Covered Accounts”) maintain an identity theft red flags program designed to detect, prevent and mitigate identity theft. In announcing the Identity Theft Rule, the SEC stated that any Covered Adviser that directly or indirectly had the ability to transfer investment proceeds to any third party individuals based on a client’s instructions would be covered by the Identity Theft Rules. While the Firm is not covered by the Identity Theft Rules, the Firm is nonetheless committed to maintaining an identity theft identification program (the “Identity Theft Program”) designed to identify, detect, prevent and mitigate identity theft and has adopted the Identity Theft Program detailed in Part VI.

H. Involvement in Litigation/Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest. Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

I. Favoritism, Entertainment and Gifts.

a) Receipt by Employees. An Employee may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry. Limited exceptions to this policy may be made with the approval of the CCO, and the following items may be accepted from brokers or vendors without the CCO’s permission as long as the Employee adheres to the following guidelines:

a. Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal is in attendance.

b. Flowers or food and/or wine baskets for the Firm generally are permissible.

c. Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible.

d. Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion are permissible if a representative of that vendor or broker attends the event. However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodations) generally are not permitted.

e. Gifts and entertainment that an Employee receives from a third party in connection with services provided to a plan that is subject to Title I of ERISA may need to be disclosed to that client for the client to satisfy its reporting obligations to the Department of Labor. However, no reporting is required if the gift or entertainment is valued at less than $50 and the aggregate amount of gifts or entertainment provided or provided in a year is less than $100. Gifts under $10 do not count toward the $100 or $500 aggregate limits. Gifts received by one Employee from multiple sources within the same entity are treated as a single gift for purposes of the $100 threshold; gifts received by multiple Employees are treated as separate for purposes of the $50 and $100 threshold; and no Employee can receive more than $500 in total gifts for the year. In any event, all gifts (other than those under $10) that an Employee receives in connection with services to an ERISA Plan should be reported to the CCO.

b) From Employees. An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm’s business, except for occasional and reasonable gifts and entertainment (if the Employee is present). Employees must report any payment (including each gift and all entertainment) made in connection with the Firm’s business to a labor organization (including any union-affiliated pension plan (a “Taft-Hartley Plan”)) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees). The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any single such person from all Employees over a calendar year that exceed $250.

Trustees and other fiduciaries of plans subject to Title I of ERISA generally are prohibited from receiving gifts or gratuities from persons who provide services to the plan. However, as a matter of enforcement policy, the Department of Labor allows a fiduciary (and the fiduciary’s relatives) to receive gifts, gratuities, meals, and entertainment that have an aggregate annual value of less than $250. Although the Firm is not required to report payments made to persons other than a labor organization’s representatives, Employees should report to the CCO any such gifts, gratuities, etc. made to or for any plan fiduciary.

c) Foreign Governments and their Instrumentalities. The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government. Civil and criminal penalties for violating the FCPA can be severe, so Employees should consult with the CCO prior to giving any gifts or entertainment to individuals or entities who may be affiliated with foreign governments.

J. Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee’s duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the Investment Company Act, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and other regulatory authorities.

K. Qualification of Solicitors.

The Firm complies with applicable rules regarding solicitation activities conducted by finders or solicitors on behalf of the Firm. Specifically:

•	A written agreement must in be in place between the Firm and the finder/solicitor that includes specific provisions;

•	The finder/solicitor must provide each client a copy of the Firm’s ADV part 2A and separate solicitor disclosure document that describes the relationship and compensation agreement;

•	The Firm must obtain from each client a signed acknowledgement that the finder/solicitor has provided the separate solicitor disclosure document.

In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans. No such arrangement may be made without approval of the CCO. The Firm does not direct brokerage in order to compensate for efforts to sell the Investment Funds.

L. Email and Instant Messaging.

Employees must use the Firm’s email and instant messaging functions for all Firm business conducted via email and instant messaging, and should use such Firm functions for Firm purposes only. All personal email and instant messenger communications should be made only through personal accounts and instant messenger software may be installed only on Firm computers approved by the CCO.

Employees should be aware that all emails and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm’s property, may be retained indefinitely, are subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by regulatory authorities. The CCO currently reviews random samples of employee emails for certain keywords contained in messages on a quarterly basis.

M. Use of Mobile Devices

Employees are permitted to use a personal mobile device in order to receive Firm email. It is the policy of the Firm that any Employee choosing to receive Firm email on their mobile device will take the steps to ensure that the device is password protected. Password protection of mobile devices will be verified by a member of the compliance staff of the Firm as part of the compliance program. In the instance of a lost personal mobile device, the Firm reserves the right to wipe the phone of any confidential information including Firm email.

Employees are not permitted to utilize any other application on their mobile device to conduct business. This includes any type of instant messenger application that is not accessible to the compliance staff of the Firm. Any employee found to be in violation of these policies will be subject to discipline and possible dismissal.

N. Social Networks, Blogs and Similar Services

Unless approved by the CCO, Employees may not post any message or information about the Firm, its clients or investments, the Investment Funds, its Employees or its Employees’ investments on any social network, internet message board, chat room, blog or similar service (with the sole exception that Employees may identify “Scharf Investments, LLC” as such person’s employer and describe the Firm as an “investment management” firm, without reference to the Firm’s strategy or the fact that it manages investment funds). Employees also may not conduct any Firm business on or through such media. (See Part X.B.13, regarding publishing articles by an Employee or the Firm.)

In addition, if an Employee has a presence on a social network, internet message board, chat room, blog or similar service, the Employee, as applicable, must monitor and remove or hide any third party content that may be deemed to be testimonial in nature. A testimonial includes, but is not limited to, a statement of a person’s experience with, or endorsement of, the Firm, and may include, among others, “endorsement” and “like” features.

If a client or Investor recommends the Firm or the Firm’s employees on the client’s or Investor’s profile page, the Firm and the Firm’s employees must not republish that recommendation on their profile pages or elsewhere. Employees must not allow their Employee profiles to be associated with third party content that may be testimonial about the Firm or that may advertise the Firm’s services.

For any social media presence that provides information about the Firm or an Employee’s services on the Firm’s behalf, the Firm or Employee, as applicable, should disable features that facilitate testimonials. For example, Firm officers and senior employees should change their settings on LinkedIn to “hide” or “disable” recommendations and endorsements about the employee’s investment advisory experience.

Employees must bring any testimonial content posted to their social media pages to the CCO’s attention. The CCO should retain a record of the content and, if applicable, when the testimonial was hidden from view or deleted. The CCO will periodically check employee profiles on social media for any third party content that is testimonial about the Firm. As needed, the CCO may request that Employees “link with” or “friend” the CCO to allow the CCO to view Employee profile pages on social media platforms.

If the Firm has its own social media page, the CCO will monitor the Firm’s profile for compliance with the foregoing. The Firm (through its CCO) should disable any function that requests or allows social media users to “like” the Firm’s page or that seeks any “fans” for the Firm’s page. The Firm should also disable any feature that seeks or publishes “recommendations” or “endorsements” on LinkedIn or any similar social media platform.

O. Solicitation of Government Entities.

The Firm is subject to SEC Rule 206(4)-5 regarding “pay-to-play” practices by investment advisers. The rule prohibits the Firm from providing investment advisory services for compensation to a Government Entity (whether as a separate account or as an Investor in an Investment Fund) for two years after the Firm or its Covered Associates make a contribution to certain elected officials or candidates who (1) are directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice or (2) have the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the engagement of the Firm to provide investment advice.

The Rule also prohibits the Firm from:

a) Soliciting or coordinating payments to political parties in jurisdictions where the Firm is providing (or seeking to provide) investment advisory services;

b) Soliciting or coordinating contributions from others to officials of a Government Entity to which the Firm is seeking to provide advisory services; and

c) Paying (or agreeing to pay) a third party who is not a Regulated Person, to solicit a Government Entity on its behalf. “Regulated Persons” are certain broker-dealers and registered investment advisers that are subject to prohibitions against participating in “pay-to-play practices” and are subject to the SEC’s oversight and, in the case of broker-dealers, the oversight of a registered national securities association, such as FINRA.

Before discussing the Firm’s services or an investment in an Investment Fund with any Government Entity or official or candidate of a Government Entity, an Employee must inform the CCO and receive permission to do so. A political entity or government client and solicitation list will be maintained by the Firm’s compliance personnel.

Employees are also required to seek pre-approval before making any political contributions and must disclose any previous political contributions made since September 13th, 2010 (the effective date of the SEC rule). The Firm will compare any requested political contributions with the Firm’s government client list to ensure compliance with the “pay-to-play” rules. The Firm will also periodically check public records to ensure political contributions have not been made by employees without prior approval.

As a matter of policy, the Firm does not make political contributions.

PART III.

INSIDER TRADING

A. Policy Statement on Insider Trading. The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. It is the Firm’s policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

•	Trading in securities by an insider while possessing material, nonpublic information;

•

Trading in securities by a non-insider while possessing material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, or was misappropriated; and

•

Communicating material, nonpublic information to others, or recommending a securities transaction to others while possessing material, nonpublic information about the security or the company in question (commonly called “tipping”).

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm’s activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm or as provided in Part II.F.1 regarding activity protected under applicable whistleblowing statutes. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm’s business.

a) Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule 10b-5 thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

b) Key Terms and Concepts.

“Insiders” of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered “temporary insiders” of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company’s securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

“Tipping” is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called “tippers”; those who receive the information are called “tippees.” If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while possessing certain nonpublic information is illegal if the information is “material.” Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the “total mix of information” regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company’s activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report; events regarding the issuer’s securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information can also relate to events or circumstances affecting the market for a company’s securities. For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

“Nonpublic” information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company’s operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. You should refer any questions about whether certain information has become public to the CCO.

“Misappropriation” is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets. Similarly, a partner in a law firm was held to use a “deceptive device” in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm’s client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

c) Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a. civil injunction;

b. disgorgement of the profit gained or the loss avoided;

c. civil penalty of up to three times the profit gained or the loss avoided;

d. criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e. jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm’s reputation and an individual’s career. It is essential to avoid even the appearance of impropriety.

B. Procedures to Implement the Firm’s Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading. Every Employee must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

a) Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts or Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?

b. Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

b) Avoid Using or Disclosing Material, Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm’s activities may have created material, nonpublic information, you should take the following steps:

a. Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members.

b. Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c. Do not discuss the material, nonpublic information with anyone (including relatives, business associates, or friends) except as required by this Statement. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d. Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

c) Restrict Access to Material, Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information. The Firm may use additional measures to address specific situations.

a. Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b. Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c. Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d. Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

d) Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C. Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position. An Employee must report any such circumstance to the CCO. During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

a) Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

b) Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a. No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b. No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any “black-out” period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D. Client Serving as Director, Officer or Consultant.

From time to time, a client of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position. During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety. The Firm’s Client Questionnaire elicits employment information, and an Employee must inform the CCO if an Employee becomes aware of any such circumstances.

a) Notice.

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client.

b) Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in “blackout” periods for trading in securities of the company for which the client serves as a director, officer or consultant.

E. Supervisory Procedures.

The Firm’s supervisory procedures have two objectives: preventing and detecting insider trading.

a) Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm’s policies and procedures relating to insider trading. The Firm also reviews this Statement on a regular basis and updates it as necessary. The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities. Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

b) Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm’s Employees and Family Members set forth in Part I. Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.

F. Expert Networks/Investment Contacts.

a) Overview.

From time to time, the Firm may retain the services of consulting firms or research experts (whether research firms or individual experts) to supplement its research process with expert advice on technical or other specialized matters relevant to the investment decision making process. Consulting firms or research experts who receive compensation of any kind for their time from the Firm (“Paid Consultants”) should not be employed by (or otherwise restricted from speaking about) the public companies being considered for investment and as to which the expert’s advice is sought. However, it is possible that an expert that is consulted may have such an association with another public company that is not the subject of the expert’s discussions with the Firm. Therefore, Employees must be diligent about the risk of learning material nonpublic information in the course of meetings or discussions with consultants or industry experts. In order to minimize the likelihood that the Firm obtains material non-public information from such experts and to avoid any appearance of impropriety, all Employees that have contact with experts must comply with the procedures and guidelines described below. Unless indicated otherwise, these procedures and guidelines apply to communications with: (i) Paid Consultants and (ii) certain investment research contacts who do not receive compensation of any kind from the Firm (“Investment Contacts”) (collectively, “Research Consultants”).

b) Application of the Firm’s Insider Trading Policies.

Employees are reminded that the Firm’s policies and procedures regarding insider trading (as set forth in this Part III) apply to the use of all Research Consultants. In particular:

a. The Employee may not seek material non-public information from Research Consultants.

b. The Employee must not misrepresent the Employee’s identity or the Employee’s affiliation with the Firm.

c. The Employee may not seek information from Research Consultants if it appears likely that disclosure of the information would violate a confidentiality agreement or any other confidentiality obligation.

d. If the Employee believes that the Employee may have obtained material non-public information from a Research Consultant, the Employee must immediately notify the CCO, and may not trade or recommend the purchase or sale of relevant securities without the prior approval from the CCO.

c) Required Pre-Approvals for Paid Consultants.

To monitor the use of Paid Consultants, the Firm requires that all such engagements be pre-approved by the CCO.

d) Paid Consultant Interview Guidelines.

In addition to the foregoing requirements, Employees are directed to adhere to the following consultation interview guidelines:

•	Respect the Research Consultant’s confidentiality, non-disclosure restrictions on all items, including those that may not relate to material information.

•

During the course of the conversation, the Employee should ensure that the information being discussed is not the type of information that could potentially constitute material non-public information or be subject to a confidentiality obligation. If the Employee believes that the Paid Consultant has crossed this line or is likely to cross this line if the conversation continues, the Employee should end the conversation and contact the CCO immediately. No trading in the subject security should take place unless and until the CCO approves the transaction.

•

Employees should review current stock positions prior to meeting with a Paid Consultant to be aware of any information that could inadvertently restrict the securities of an issuer held in a portfolio managed by the Firm.

•

The restriction on trades in the securities of certain issuers may be lifted by the CCO in his, her or their discretion, for reasons such as earnings announcements, among other things. All such determinations shall be recorded and maintained in the CCO’s files.

•	Employees may only conduct consultations with approved Paid Consultants.

e) Guidelines for Use of Investment Contacts.

a. General. Preapproval for the use of Investment Contacts is not required. An “Investment Contact” is a person contacted by the Firm for investment research but to whom the Firm does not pay any fee. The absence of a preapproval requirement is premised on various considerations. Persons in certain management roles at public companies are typically expected to speak with potential or existing investors. These include communications with investor relations contacts, CFO’s, CEO’s, other “C” level people and any other employee who the Firm has received direct approval to speak with via the company’s channels (for example, through investor relations or the office of the CEO or CFO). Similarly, access to persons at a public company as typically provided via events organized by sell-side brokerage firms also are not subject to any pre-clearance guidelines because those events are coordinated by the sell-side with the cooperation of the company. Speaking with district or regional managers, visiting facilities and speaking with employees, speaking with sales persons or other representatives of a company, and speaking with customers, vendors or suppliers of a company is not subject to preapproval because such persons are not expected to have access to material information regarding the company. Nonetheless, it is important that the Employee is familiar with the Firm’s insider trading procedures before the Employee engages the above-referenced parties in any research-related conversation. Those policies and procedures are in place to help educate Employees in a manner that helps minimize the likelihood that the Firm will obtain and/or act on material non-public information prohibited under this policy.

No Compensation. The payment of compensation of any kind by the Firm or its personnel to persons treated as Investment Contacts under this policy is prohibited. For purposes of this prohibition, compensation includes both cash and non-cash compensation, including but not limited to gifts, meals, entertainment, travel, or any other items of value. The payment of compensation would cause the recipient to be deemed a Paid Consultant under this policy, and therefore be subject to the requirements set forth above, including pre-approval requirements.